UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2023

CLS HOLDINGS USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55546	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 S. Industrial Road suite 100
Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 992-4539

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A meeting of the Board of CLS Holdings USA, Inc. (the “Company”) was held on Tuesday, January 10, 2023 (the “Board Meeting”). At the Board Meeting, Andrew Glashow was elected to serve as Chairman of the Board effective immediately. Mr. Glashow is 59 years old and has served as the Company President and CEO since August, 2023. Prior to that, he served as the Company’s Chief Operations Officer.

At the Board Meeting, the Board also approved a new employment contract for Andrew Glashow as the CEO and Chairman of the Board of the Company effective March 1, 2023 and ending February 28, 2026. The new employment contract increases the compensation package for Mr. Glashow in recognition of the services he provides to the Company and the additional responsibilities to be undertaken by him under the new employment agreement.

The Board approved the appointment of Ms. Jamie Dickson as the Secretary of the Company, replacing Juan Carlos Santos. Ms. Dickson is 45 years old and will continue to serve as the Chief Administrative Officer of the Company, a role she has held since September 15, 2022. Prior to that Ms. Dickson served as Chief Administrative Officer for Serenity Wellness Centers LLC, a subsidiary of the Company. The Board also approved the appointment of Dr. Dominick Monaco as the Chief Science Officer of the Company. Dr. Monaco is 39 years old and has served as the Production Manager at City Trees, a subsidiary of the Company.

Finally, the Board also adopted a Conflicts of Interest and Related Party Transactions Policy. The Policy will be adopted immediately and will impact Officers, Directors and Employees of the Company and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: January 12, 2023	By: /s/ Andrew Glashow
Andrew Glashow Chief Executive Officer and Chairman of the Board